Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Vince Morales
412-434-3740

PPG delivers record fourth quarter and full year sales

Annual sales surpass $10 billion

PITTSBURGH, Jan. 19, 2006 – PPG Industries reported today fourth quarter net income of $113 million, or 68 cents a share, including aftertax charges of $17 million, or 10 cents a share, for the impairment of certain assets in the company’s specialty chemicals business; $10 million, or 6 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; and $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos settlement agreement reported in May 2002. The company estimates aftertax earnings were also reduced by approximately $11 million, or 6 cents a share, due to lower sales volumes resulting from the hurricanes. Sales of $2.51 billion were a record for any fourth quarter.

In the fourth quarter 2004, PPG reported net income of $183 million, or $1.06 a share. This included aftertax charges of $6 million, or 3 cents a share, to reflect the net increase in the value of the company’s asbestos settlement agreement. Sales were $2.41 billion.

For all of 2005, PPG recorded net income of $596 million, or $3.49 per share, including aftertax charges of $117 million, or 68 cents a share, for legal settlements net of insurance recoveries; $21 million, or 12 cents a share, for direct costs related to the impact of hurricanes Katrina and Rita; $17 million, or 10 cents a share, for the impairment of certain assets in the company’s specialty chemicals business; $12 million, or 7 cents a share, for debt refinancing; and $13 million, or 8 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos settlement agreement. The company estimates aftertax earnings were also reduced by approximately $17 million, or 10 cents a share, due to lower sales volumes resulting from the hurricanes. Sales for 2005 were $10.2 billion, a record for any year.

For all of 2004, PPG recorded net income of $683 million, or $3.95 per share. This included aftertax charges of $19 million, or 11 cents a share, to reflect the net increase in the value of the company’s asbestos settlement agreement. Sales were $9.51 billion.

“We faced many notable headwinds this quarter and during the entire year, including the economic fallout from the hurricanes, historical peaks in energy costs and demanding conditions in some of the markets we serve,” said Charles E. Bunch, PPG’s chairman and chief executive officer. “Despite these challenges, we achieved record annual and fourth quarter sales, which were supported by all-time high chlor-alkali pricing. In addition, in the quarter we delivered on our commitment made earlier this year to fully recover our coatings margins to the prior year level.

“As we look ahead to 2006, we see continued profitable growth opportunities, but also see continued pressure due to the high energy and raw material pricing environment. As a result, in addition to the annual cost reductions that we consistently deliver, we are finalizing plans to take severance and restructuring actions to further streamline our operations that would result in first-quarter charges in the range of $50 million to $70 million.

“Our focus on profitable growth, meanwhile, remains unchanged. We anticipate continued organic growth, as evidenced by the performance of many of our businesses in 2005, including optical products, architectural coatings and aerospace products. Furthermore, we want to accelerate that growth through potential acquisitions, leveraging our strong balance sheet and consistent free cash flow. This growth will position us to continue our tradition of rewarding shareholders.”

Coatings sales for the quarter increased $59 million, or 4 percent, as a result of improved selling prices across most businesses and higher volumes across all businesses. These increases were slightly offset by the impact of weakening foreign currencies. Operating earnings were up $12 million due to the benefits of the higher selling prices and volumes as well as improved manufacturing efficiencies. These increases were substantially offset by the negative impact of inflation, primarily raw materials costs.

Fourth quarter glass sales increased $24 million, or 5 percent, due to higher volumes across most businesses and higher selling prices, which were partially offset by the impact of weakening foreign currencies. The glass businesses posted an operating loss of $1 million for the quarter, down $29 million due to the impact of inflation, including $28 million in higher energy costs, and lower other income. These decreases were partially offset by improved volumes and selling prices, as well as lower manufacturing and overhead costs.

Chemicals sales for the quarter increased $11 million, or 2 percent, due to higher selling prices for chlor-alkali products of $75 million. These increases were partially offset by lower volumes for chlor-alkali products due primarily to the unfavorable impact of the hurricanes. Operating earnings were down $82 million primarily due to the impact of higher inflation, principally higher energy and ethylene costs of $72 million; $27 million due to the impairment of certain specialty chemical assets; $16 million due to direct facility start-up and equipment repair costs associated with the hurricanes; and higher environmental charges. These decreases were partially offset by the higher selling prices discussed above.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding fourth quarter 2005 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Jan. 27. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that could affect the company’s operations, as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s reports filed with the Securities and Exchange Commission does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

----

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
	2005	2004	2005	2004
Net sales	$2,505	$2,411	$10,201	$9,513
Cost of sales	1,651	1,526	6,473	5,999

GROSS PROFIT	854	885	3,728	3,514
Other expenses (earnings):
Selling and other	502	523	2,080	2,018
Depreciation	84	89	340	357
Interest	19	20	81	90
Amortization	8	8	32	31
Asbestos settlement - net	6	11	22	32
Other - net (Note A)	48	(31)	226	(77)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	187	265	947	1,063
Income tax expense	60	72	282	322
Minority interest	14	10	69	58

NET INCOME (Note B)	$113	$183	$596	$683

Earnings per common share	$0.68	$1.07	$3.51	$3.98

Earnings per common share - assuming dilution	$0.68	$1.06	$3.49	$3.95

Average shares outstanding	166.0	172.1	169.6	171.7

Average shares outstanding - assuming dilution	167.1	173.6	170.9	173.0

Note A:

The three months ended December 31, 2005, includes pretax charges of $27 million related to impairment of certain assets in our specialty chemicals business and $16 million for direct costs related to hurricanes. The twelve months ended December 31, 2005, includes pretax charges of $193 million for legal settlements net of insurance, $34 million for direct costs related to hurricanes, $27 million related to impairment of certain assets in our specialty chemicals business and $19 million for debt refinancing costs.

Note B:

The three months ended December 31, 2005, includes aftertax charges of $17 million related to impairment of certain assets in our specialty chemicals business and $10 million for direct costs related to hurricanes. The twelve months ended December 31, 2005, includes aftertax charges of $117 million for legal settlements net of insurance, $21 million for direct costs related to hurricanes, $17 million related to impairment of certain assets in our specialty chemicals business and $12 million for debt refinancing costs.

CONDENSED BALANCE SHEET (unaudited)

	Dec. 31 2005	Dec. 31 2004
	(millions)
Current assets:
Cash and cash equivalents	$466	$659
Short-term investments	—	50

Total cash, cash equivalents and short-term investments	466	709
Receivables - net	1,871	1,797
Inventories	1,119	1,076
Other	563	472

Total current assets	4,019	4,054
Property less accumulated depreciation	2,304	2,471
Investments	311	298
Goodwill and identifiable intangible assets	1,654	1,713
Other assets	393	396

TOTAL	$8,681	$8,932

Current liabilities:
Short-term debt and current portion of long-term debt	$101	$166
Asbestos settlement	472	404
Accounts payable and accrued liabilities	1,776	1,651

Total current liabilities	2,349	2,221
Long-term debt	1,169	1,184
Asbestos settlement	385	440
Deferred income taxes	90	145
Accumulated provisions	1,527	1,274
Minority interest	108	96
Shareholders’ equity	3,053	3,572

TOTAL	$8,681	$8,932

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
	2005	2004	2005	2004
	(millions)
Net sales
Coatings	$1,388	$1,329	$5,566	$5,275
Glass	548	524	2,237	2,204
Chemicals	569	558	2,398	2,034

TOTAL	$2,505	$2,411	$10,201	$9,513

Operating income (loss)
Coatings (Note A)	$180	$168	$609	$777
Glass (Note B)	(1)	28	56	169
Chemicals (Note C)	23	105	451	291

TOTAL	202	301	1,116	1,237
Interest expense - net	(16)	(16)	(68)	(78)
Asbestos settlement - net	(6)	(11)	(22)	(32)
Compensation cost associated with stock options	(6)	(5)	(28)	(20)
Other unallocated corporate income (expense) - net (Note D)	13	(4)	(51)	(44)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$187	$265	$947	$1,063

Note A:

The twelve months ended December 31, 2005, includes pretax charges of $132 million for legal settlements net of insurance.

Note B:

The twelve months ended December 31, 2005, includes pretax charges of $61 million for legal settlements.

Note C:

The three months ended December 31, 2005, includes pretax charges of $16 million for direct costs related to hurricanes and $27 million related to impairment of certain assets in our specialty chemicals business. The twelve months ended December 31, 2005, includes pretax charges of $34 million related to hurricanes and $27 million related to impairment of certain assets in our specialty chemicals business.

Note D:

The twelve months ended December 31, 2005, includes pretax charges of $19 million for debt refinancing costs.